Exhibit 99.1

Atlantic Coast Federal Corporation Announces Filing of Registration Statement


    WAYCROSS, Ga.--(BUSINESS WIRE)--June 29, 2007--Atlantic Coast Federal Corporation (NASDAQ: ACFC), the holding company of Atlantic Coast Bank, located in Waycross, Georgia, today announced that Atlantic Coast Financial Corporation has filed a registration statement with the Securities and Exchange Commission. Atlantic Coast Financial Corporation is a Maryland holding company that has been formed in connection with the previously announced mutual-to-stock conversion of Atlantic Coast Federal, MHC.

    In connection with the conversion, Atlantic Coast Financial Corporation expects to offer for sale between 12,750,000 and 17,250,000 shares of common stock (subject to a 15% increase to 19,837,500 shares) at a purchase price of $10.00 per share. The shares to be offered for sale represent the 63.8% of the outstanding shares of common stock of Atlantic Coast Federal Corporation currently owned by Atlantic Coast Federal, MHC. In addition, at the conclusion of the conversion, the existing shares of common stock held by the public stockholders of Atlantic Coast Federal Corporation will be exchanged for new shares of common stock of Atlantic Coast Financial Corporation at an exchange ratio estimated to be between 1.46073 and 1.97628 (subject to a 15% increase to 2.27273).

    The expected number of shares to be sold in the offering and issued to public stockholders as exchange shares is based on an independent appraisal of the market value of Atlantic Coast Federal Corporation. The offering and exchange ratio ranges may change as a result of regulatory review or due to updates to the independent appraisal, reflecting, among other things, changes in market conditions before or during the offering. After the completion of the conversion and offering, Atlantic Coast Financial Corporation will own all of the outstanding common stock of Atlantic Coast Bank. As a result, Atlantic Coast Federal, MHC and Atlantic Coast Federal Corporation will cease to exist, and the common stock of Atlantic Coast Financial Corporation will trade on the NASDAQ Global Market. The conversion is subject to the approval of the Office of Thrift Supervision and the required affirmative votes of members of Atlantic Coast Federal, MHC (depositors of Atlantic Coast Bank) and stockholders of Atlantic Coast Federal Corporation.

    Atlantic Coast Financial Corporation will offer shares of common stock at a purchase price of $10.00 per share first in a subscription offering. The subscription offering will have the following descending order of purchase priority:

    (1) Depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50.00 as of the close of business on March 31, 2006;

    (2) Atlantic Coast Bank's employee stock ownership plan;

    (3) Depositors with accounts at Atlantic Coast Bank with aggregate balances of at least $50.00 as of the close of business on June 30, 2007; and

    (4) Depositors who had accounts at Atlantic Coast Bank as of the close of business on the voting record date of the special meeting of members of Atlantic Coast Federal, MHC.

    Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a "community offering," with a preference given first to natural persons residing in the counties of Chatham, Coffee and Ware, Georgia and Clay, Columbia, Duval, Nassau and St. Johns, Florida, and then to public stockholders of Atlantic Coast Federal Corporation. Atlantic Coast Financial Corporation may also offer shares not subscribed for in the subscription or community offerings in a syndicated community offering through a syndicate of selected dealers.

    Ryan Beck & Co., Inc. is serving as financial advisor to Atlantic Coast Financial Corporation in connection with the transaction. Ryan Beck will act as selling agent in connection with the offering on a "best efforts" basis. In the event of a syndicated community offering, Ryan Beck will serve as sole book running manger and FTN Midwest Securities Corp. will serve as a co-manager. Luse Gorman Pomerenk & Schick, P.C. is serving as counsel to Atlantic Coast Financial Corporation and Thacher Proffitt and Wood, LLP is serving as counsel to Ryan Beck.

    Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association that was organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. In November 2000, the credit union converted its charter from a federal credit union to a federal mutual savings association and, in January 2003, Atlantic Coast Federal Corporation was formed as the holding company. Atlantic Coast Federal Corporation completed its initial public stock offering in October 2004. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under the Investor Information section.

    Atlantic Coast Bank, with approximately $886 million in assets as of March 31, 2007, is a community-oriented financial institution. It serves southeastern Georgia and northeastern Florida through 14 offices, including a focus on the Jacksonville metropolitan area.

    This news release contains certain forward-looking statements. These include, but are not limited to, statements regarding the anticipated commencement date of the offering, the anticipated exchange ratio and the anticipated size of the offering. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the offering, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Atlantic Coast Federal Corporation and Atlantic Coast Bank, and changes in the securities markets.

    A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy shares of common stock nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any government agency.

    CONTACT: For Atlantic Coast Federal Corporation:
             Corporate Communications, Inc.
             Patrick J. Watson, 615-254-3376